EXHIBIT 23.1


Deloitte &
 Touche LLP
                250 East Fifth Street   Telephone: (513) 784-7100
                P.O. Box 5340
                Cincinnati, Ohio 45201-5340











INDEPENDENT AUDITORS' CONSENT


American Premier Group, Inc.:


We consent to the incorporation by reference in this Registration Statement of American Premier Group, Inc. on Form S-8 of our report dated December 9, 1994, appearing in the Prospectus, which is part of Registration Statement (No. 33-56813) on Form S-4, and our reports dated February 16, 1994, appearing in the Annual Report on Form 10-K of American Premier Underwriters, Inc. for the year ended December 31, 1993, which are incorporated by reference in such Registration Statement, and to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.






Deloitte & Touche LLP

April 25, 1995


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